RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS OF
ECOFIN TAX-ADVANTAGED SOCIAL IMPACT FUND, INC.
ON FEBRUARY 16, 2021

The undersigned, as Secretary of Ecofin Tax-Advantaged Social Impact Fund, Inc. (the “Fund”), hereby certifies that the following resolutions were adopted by the Board of Directors (the “Board”) of the Fund, including the directors who are not “interested persons” of the Fund, at a meeting of the Board held of February 16, 2021.

RESOLVED, that the Fund renew and maintain fidelity bond coverage as required by Rule 17g-1 under the Investment Company Act of 1940 (the “1940 Act”) in the amount presented at this meeting and payment by the Fund of the premium for such coverage is hereby approved by a vote of the Board of Directors (all Directors voting) and separately by the Directors who are not “interested persons” of the Fund as defined in the 1940 Act; and such fidelity bond shall be presented for ratification at the next Board meeting.
FURTHER RESOLVED, that the Secretary of the Fund is hereby designated the officer to make any filings and give any notices required by Paragraph (g) of Rule 17g-1.
FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized to take such actions as are deemed necessary, proper or advisable to implement the foregoing resolutions.
FURTHER RESOLVED, that all actions heretofore taken by the officers of the Fund in connection with the foregoing resolutions are hereby ratified, confirmed and unanimously approved in all respects.

Date: March 30, 2021	ECOFIN TAX-ADVANTAGED SOCIAL IMPACT FUND, INC.

	By:	/s/ Diane M. Bono
Name: Diane M. Bono
Title: Secretary